Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL 2014 EARNINGS

THIRD QUARTER HIGHLIGHTS INCLUDE:

Preferred Loans Increase by $39.5 Million or 11% since June 30, 2013

Core Deposits Increase by $9.1 Million since June 30, 2013

Non-Performing Assets Decline by 20% since June 30, 2013

Net Charge-Offs Decline 86% to $168,000 compared to the Same Quarter Last Year

Total Non-Interest Expense Declines 20% compared to the Same Quarter Last Year

Repurchased 194,888 Shares of Common Stock during the Current Quarter

    Riverside, Calif. – April 29, 2014 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings for the fiscal year ending June 30, 2014.
            For the quarter ended March 31, 2014, the Company reported net income of $1.40 million, or $0.14 per diluted share (on 9.97 million average diluted shares outstanding), compared to net income of $4.87 million, or $0.45 per diluted share (on 10.83 million average diluted shares outstanding), in the comparable period a year ago.  The decrease in net income for the third quarter of fiscal 2014 was primarily attributable to an $8.54 million decrease in the gain on sale of loans and a $616,000 decrease in net interest income, partly offset by a $2.71 million decrease in salaries and employee benefits expense and a decrease of $2.23 million in the provision for income taxes, compared to the same period one year ago.
      “We are gaining traction with respect to our efforts to increase loans held for investment.  We originated $120.1 million of loans held for investment, primarily preferred loans, during the first nine months of fiscal 2014 compared to $63.9 million during the same period in fiscal 2013.  Additionally, we have recently implemented a broader array of single-family products to be originated for investment through our mortgage banking platform.  We believe this will accelerate the pace of growth in loans held for investment.  I am increasingly confident that general economic conditions have improved to the point where lending opportunities are expanding and that we are well positioned to capture those increased opportunities,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “We continue to adjust our mortgage banking business model commensurate with the lower volume environment. We have made some progress; however, we are not satisfied with mortgage banking financial results and will continue to make adjustments based on economic conditions.”
    As of March 31, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.80 percent, 19.96 percent and 21.22 percent, respectively.  As of June 30, 2013, these ratios were 13.12 percent, 21.36 percent and 22.64 percent, respectively.
Return on average assets for the third quarter of fiscal 2014 decreased to 0.50 percent from 1.59 percent for the same period of fiscal 2013, and return on average stockholders’ equity for the third quarter of fiscal 2014 decreased to 3.70 percent from 12.48 percent for the comparable period of fiscal 2013.
On a sequential quarter basis, the third quarter net income of fiscal 2014 reflects a $204,000, or 13 percent, decrease from net income of $1.60 million in the second quarter of fiscal 2014.  The decrease in net income in the third quarter of fiscal 2014 was primarily attributable to decreases of $441,000 in the gain on sale of loans and $205,000 in net interest income, partly offset by an improvement of $127,000 in gain on sale and operations of real estate owned acquired in the settlement of loans, a decrease of $101,000 in salaries and employee benefits expense and a decrease of $124,000 in professional expenses, compared to the second quarter of fiscal 2014.  Diluted earnings per share for the third quarter of fiscal 2014 decreased by 10 percent to $0.14 per share from $0.16 per share in the second quarter of fiscal 2014.  Return on average assets decreased to 0.50 percent for the third quarter of fiscal 2014 from 0.56 percent in the second quarter of fiscal 2014; and return on average stockholders’ equity for the third quarter of fiscal 2014 was 3.70 percent, compared to 4.13 percent for the second quarter of fiscal 2014.
For the nine months ended March 31, 2014, net income decreased to $4.52 million from $20.54 million in the comparable period ended March 31, 2013; and diluted earnings per share for the nine months ended March 31, 2014 decreased to $0.44 from $1.88 for the comparable nine month period last year.
Net interest income decreased $616,000, or eight percent, to $7.45 million in the third quarter of fiscal 2014 from $8.07 million for the same quarter of fiscal 2013, attributable to a $78.4 million, or seven percent, decrease in average interest-earning assets and a two basis point decrease in the net interest margin.  Non-interest income decreased $8.60 million, or 56 percent, to $6.79 million in the third quarter of fiscal 2014 from $15.39 million in the same quarter of fiscal 2013.  Non-interest expense decreased $3.18 million, or 20 percent, to $12.55 million in the third quarter of fiscal 2014 from $15.73 million in the same quarter of fiscal 2013.  The decreases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $121.5 million, or 13 percent, to $842.7 million in the third quarter of fiscal 2014 from $964.2 million in the same quarter of fiscal 2013, primarily due to the decrease in loans held for sale attributable to the decrease in mortgage banking activity and, to a lesser extent, a $37.6 million or nine percent decline in the average balance of single-family real estate loans held for investment.  The average yield on loans receivable decreased by 13 basis points to 4.14 percent in the third quarter of fiscal 2014 from an average yield of 4.27 percent in the same quarter of fiscal 2013.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower current market interest rates, partly offset by a higher average yield on loans held for sale.  The average balance of loans held for sale in the third quarter of fiscal 2014 was $81.8 million with the average yield of 4.09 percent as compared to $199.9 million with the average yield of 3.31 percent in the same quarter of fiscal 2013.  Loans originated for investment in the third quarter of fiscal 2014 totaled $36.1 million, consisting primarily of multi-family, single-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $39.5 million, or 11 percent, to $396.0 million at March 31, 2014 from $356.5 million at June 30, 2013.  The percentage of preferred loans to total loans held for investment at March 31, 2014 increased to 51 percent from 47 percent at June 30, 2013.  Loan principal payments received in the third quarter of fiscal 2014 were $25.3 million, compared to $36.8 million in the same quarter of fiscal 2013.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the third quarter of fiscal 2014 declined to $206,000, compared to $2.5 million in the same quarter of fiscal 2013, due primarily to the improvement in the credit quality of the loan portfolio and stronger real estate markets.
The average balance of investment securities decreased by $3.3 million, or 16 percent, to $17.5 million in the third quarter of fiscal 2014 from $20.8 million in the same quarter of fiscal 2013.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 14 basis points to 1.88 percent in the third quarter of fiscal 2014 from 2.02 percent for the same quarter of fiscal 2013.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In the third quarter of fiscal 2014, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, $2.2 million of excess capital stock was redeemed at par and a $203,000 cash dividend was received by the Bank in the third quarter of fiscal 2014.  This is comparable to the same quarter last year when the Bank received a $1.9 million partial redemption and an $116,000 cash dividend.

The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $54.8 million, or 33 percent, to $218.7 million in the third quarter of fiscal 2014 from $163.9 million in the same quarter of fiscal 2013, reflecting the reduction in loans held for sale.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain interest rate environment and uses its available liquidity to fund its mortgage banking operations, to fund new loans held for investment, and to pay off borrowings as they mature.  The average yield earned on interest-earning deposits was 0.25 percent in both the third quarters of fiscal 2014 and 2013 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $22.0 million, or two percent, to $909.7 million in the third quarter of fiscal 2014 from $931.7 million in the same quarter of fiscal 2013.  The average cost of deposits decreased by 10 basis points to 0.58 percent in the third quarter of fiscal 2014 from 0.68 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Core deposits increased $9.1 million, or two percent, to $529.9 million at March 31, 2014 from $520.8 million at June 30, 2013, while time deposits decreased $24.6 million, or six percent, to $377.6 million at March 31, 2014 from $402.2 million at June 30, 2013, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $59.3 million, or 54 percent, to $51.4 million and the average cost of advances decreased 41 basis points to 3.18 percent in the third quarter of fiscal 2014, compared to an average balance of $110.7 million and an average cost of 3.59 percent in the same quarter of fiscal 2013.  The decrease in borrowings was primarily attributable to scheduled maturities.
   The net interest margin during the third quarter of fiscal 2014 decreased two basis points to 2.74 percent from 2.76 percent in the same quarter last year.  The decrease was primarily due to the impact of the decline in the average yield of interest-earning assets outpacing the impact of the decline in the average cost of interest-bearing liabilities.  The declining yield of interest-earning assets was attributable to lower average yields of loans receivable and investment securities and a higher level of excess liquidity invested at a nominal yield, partly offset by a higher average yield of FHLB – San Francisco stock.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances were repaid at maturity.
During the third quarter of fiscal 2014, the Company recorded a recovery from the allowance for loan losses of $(849,000), compared to the recovery of $(517,000) recorded during the same period of fiscal 2013 and the $(898,000) recovery recorded in the second quarter of fiscal 2014 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $19.2 million, or 1.71 percent of total assets, at March 31, 2014, compared to $24.0 million, or 1.98 percent of total assets, at June 30, 2013.  Non-performing loans at March 31, 2014 decreased $4.9 million or 23 percent since June 30, 2013 to $16.8 million and were primarily comprised of 34 single-family loans ($9.9 million); eight commercial real estate loans ($3.6 million); eight multi-family loans ($3.2 million) and four commercial business loans ($104,000).  Real estate owned acquired in the settlement of loans at March 31, 2014 was primarily comprised of two single-family properties ($423,000), two undeveloped lots ($9,000) and two commercial real estate properties ($2.0 million).
Net charge-offs for the quarter ended March 31, 2014 were $168,000 or 0.08 percent (annualized) of average loans receivable, compared to $1.19 million or 0.49 percent (annualized) of average loans receivable for the quarter ended March 31, 2013 and $166,000 or 0.08 percent (annualized) of average loans receivable for the quarter ended December 31, 2013 (sequential quarter).
Classified assets at March 31, 2014 were $43.7 million, comprised of $13.2 million of loans in the special mention category, $28.1 million of loans in the substandard category and $2.4 million in real estate owned.  Classified assets at June 30, 2013 were $47.0 million, comprised of $6.9 million of loans in the special mention category, $37.8 million of loans in the substandard category and $2.3 million in real estate owned.
For the quarter ended March 31, 2014, one loan for $221,000 was restructured from its original terms and was not previously classified as a restructured loan.  As of March 31, 2014, the outstanding balance of restructured loans was $7.1 million: four loans were classified as special mention ($1.6 million, on accrual status); and 17 loans were classified as substandard ($5.5 million, all of which were on non-accrual status).  As of March 31, 2014, $4.3 million, or 61 percent, of restructured loans were current with respect to their payment status.

       The allowance for loan losses was $10.0 million at March 31, 2014, or 1.29 percent of gross loans held for investment, compared to $14.9 million at June 30, 2013, or 1.96 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at March 31, 2014.
Non-interest income decreased by $8.60 million, or 56 percent, to $6.79 million in the third quarter of fiscal 2014 from $15.39 million in the same period of fiscal 2013, primarily as a result of an $8.54 million decrease in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $353,000, or five percent, primarily as a result of a $441,000, or eight percent, decrease in the gain on sale of loans.
The gain on sale of loans decreased to $5.29 million for the quarter ended March 31, 2014 from $13.83 million in the comparable quarter last year, reflecting the impact of a significantly lower average loan sale margin and loan sale volume resulting from higher mortgage interest rates during the third quarter of fiscal 2014 as compared to the same period in fiscal 2013.  The average loan sale margin for mortgage banking was 144 basis points for the quarter ended March 31, 2014, down 34 basis points from 178 basis points in the comparable quarter last year, however, up eight basis points from 136 basis points in the second quarter of fiscal 2014 (sequential quarter).  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $363.3 million in the quarter ended March 31, 2014, down $416.6 million, or 53 percent, from $779.9 million in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $718,000 in the third quarter of fiscal 2014, compared to an unfavorable fair-value adjustment that amounted to a net loss of $(5.96 million) in the same period last year.  The gain on sale of loans for the third quarter of fiscal 2014 includes a $127,000 recovery from the recourse reserve for loans sold that are subject to repurchase, compared to a $(27,000) recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2013.  As of March 31, 2014, the recourse reserve for loans sold that are subject to repurchase was $1.1 million, a decrease of $1.0 million, or 48 percent, from $2.1 million at June 30, 2013.
In the third quarter of fiscal 2014, a total of $353.7 million of loans were originated and purchased for sale, 55 percent lower than the $790.1 million for the same period last year, and 22 percent lower than the $453.0 million during the second quarter of fiscal 2014 (sequential quarter).  The loan origination volume has declined because the recent rise in mortgage interest rates has severely curtailed refinance activity.  Total loans sold during the quarter ended March 31, 2014 were $380.2 million, 58 percent lower than the $908.1 million sold during the same quarter last year, and 24 percent lower than the $500.8 million sold during the second quarter of fiscal 2014 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $389.9 million in the third quarter of fiscal 2014, a decrease of 52 percent from $808.9 million in the same quarter of fiscal 2013, and 21 percent lower than the $496.1 million in the second quarter of fiscal 2014 (sequential quarter).

The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $45,000 in the third quarter of fiscal 2014, compared to a net gain of $218,000 in the comparable period last year.  Two real estate owned properties were sold in the quarter ended March 31, 2014 compared to eight real estate owned properties sold in the same quarter last year.  One real estate owned property was acquired in the settlement of loans during the third quarter of fiscal 2014, compared to six real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of March 31, 2014, the real estate owned balance was $2.4 million (six properties), compared to $2.3 million (10 properties) at June 30, 2013.
Non-interest expenses decreased $3.18 million, or 20 percent, to $12.55 million in the third quarter of fiscal 2014 from $15.73 million in the same quarter last year, primarily as a result of the decrease in salaries and employee benefits expense.  The decrease in salaries and employee benefits expense was primarily related to the decrease in mortgage banking loan production.
The Company’s efficiency ratio increased to 88 percent in the third quarter of fiscal 2014 from 67 percent in the third quarter of fiscal 2013.  The increase was the result of the decreases in non-interest income and net interest income, partly offset by the decrease in non-interest expense.
The Company’s provision for income taxes was $1.14 million for the third quarter of fiscal 2014, a decrease of $2.23 million or 66 percent, from $3.37 million in the same quarter last year, as a result of the decline in income before taxes.  The effective income tax rate for the quarter ended March 31, 2014 was 44.9 percent as compared to 40.9 percent in the same quarter last year.  The Company believes that the tax provision recorded in the third quarter of fiscal 2014 reflects its current income tax obligations.
The Company repurchased 194,888 shares of its common stock during the quarter ended March 31, 2014 at an average cost of $15.31 per share.  As of March 31, 2014, a total of 370,230 shares or 74 percent of the shares authorized in the November 2013 stock repurchase plan have been purchased at an average cost of $15.09 per share, leaving 129,675 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 14 retail loan production offices located in City of Industry, Elk Grove, Escondido, Glendora, Hermosa Beach, Livermore, Rancho Cucamonga, Riverside (3), Roseville, San Rafael, Santa Barbara and Westlake Village, California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, April 30, 2014 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-611-1147 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, May 7, 2014 by dialing 1-800-475-6701 and referencing access code number 325399.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the residential and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of the Company by the Federal Reserve Board or of the Bank by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to enter into a formal enforcement action or to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings;  legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules, including as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act") and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock;  adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; war or terrorist activities; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and Chief Executive Officer	President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	March 31, 2014	June 30, 2013

Assets
Cash and cash equivalents	$193,469	$193,839
Investment securities – available for sale at fair value	17,102	19,510
Loans held for investment, net of allowance for loan losses of
$10,024 and $14,935, respectively	769,926	748,397
Loans held for sale, at fair value	104,262	188,050
Accrued interest receivable	2,502	2,992
Real estate owned, net	2,406	2,296
FHLB – San Francisco stock	8,680	15,273
Premises and equipment, net	6,499	6,691
Prepaid expenses and other assets	20,275	33,993

Total assets	$1,125,121	$1,211,041

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$56,432	$57,835
Interest-bearing deposits	851,074	865,175
Total deposits	907,506	923,010

Borrowings	51,447	106,491
Accounts payable, accrued interest and other liabilities	16,211	21,566
Total liabilities	975,164	1,051,067

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,711,365 and 17,661,865 shares issued, respectively; 9,665,877 and 10,386,399 shares outstanding, respectively)

	177	177
Additional paid-in capital	88,290	87,742
Retained earnings	181,315	179,816
Treasury stock at cost (8,045,488 and 7,275,466 shares, respectively)
	(120,293)	(108,315)
Accumulated other comprehensive income, net of tax	468	554

Total stockholders’ equity	149,957	159,974

Total liabilities and stockholders’ equity	$1,125,121	$1,211,041

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	March 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$193,469	$181,792
Investment securities – available for sale at fair value	17,102	17,736
Loans held for investment, net of allowance for loan losses of
$10,024 and $11,041, respectively	769,926	756,806
Loans held for sale, at fair value	104,262	130,821
Accrued interest receivable	2,502	2,580
Real estate owned, net	2,406	3,291
FHLB – San Francisco stock	8,680	10,905
Premises and equipment, net	6,499	6,667
Prepaid expenses and other assets	20,275	23,464

Total assets	$1,125,121	$1,134,062

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$56,432	$55,126
Interest-bearing deposits	851,074	858,630
Total deposits	907,506	913,756

Borrowings	51,447	51,462
Accounts payable, accrued interest and other liabilities	16,211	16,394
Total liabilities	975,164	981,612

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,711,365 and 17,702,365 shares issued, respectively; 9,665,877 and 9,851,765 shares outstanding, respectively)

	177	177
Additional paid-in capital	88,290	88,358
Retained earnings	181,315	180,897
Treasury stock at cost (8,045,488 and 7,850,600 shares, respectively)
	(120,293)	(117,440)
Accumulated other comprehensive income, net of tax	468	458

Total stockholders’ equity	149,957	152,450

Total liabilities and stockholders’ equity	$1,125,121	$1,134,062

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2014	2013	2014	2013
Interest income:
Loans receivable, net	$8,731	$10,290	$27,522	$33,209
Investment securities	82	105	260	329
FHLB – San Francisco stock	203	116	615	280
Interest-earning deposits	142	101	390	258
Total interest income	9,158	10,612	28,787	34,076

Interest expense:
Checking and money market deposits	94	97	292	307
Savings deposits	153	142	452	434
Time deposits	1,058	1,326	3,492	4,299
Borrowings	403	981	1,485	3,262
Total interest expense	1,708	2,546	5,721	8,302

Net interest income	7,450	8,066	23,066	25,774
(Recovery) provision for loan losses	(849)	(517)	(2,689)	39
Net interest income, after (recovery) provision for loan losses	8,299	8,583	25,755	25,735

Non-interest income:
Loan servicing and other fees	252	203	778	923
Gain on sale of loans, net	5,291	13,835	17,777	52,308
Deposit account fees	628	605	1,868	1,845
Gain on sale and operations of real estate owned acquired in the settlement of loans	45	218	15	886
Card and processing fees	336	308	997	944
Other	239	219	683	676
Total non-interest income	6,791	15,388	22,118	57,582

Non-interest expense:
Salaries and employee benefits	8,811	11,519	28,175	37,375
Premises and occupancy	1,099	1,090	3,362	3,340
Equipment	435	482	1,389	1,345
Professional expenses	383	370	1,314	1,176
Sales and marketing expenses	418	513	1,224	1,349
Deposit insurance and regulatory assessments	251	241	694	883
Other	1,156	1,514	3,796	4,356
Total non-interest expense	12,553	15,729	39,954	49,824

Income before taxes	2,537	8,242	7,919	33,493
Provision for income taxes	1,138	3,372	3,404	12,953
Net income	$1,399	$4,870	$4,515	$20,540

Basic earnings per share	$0.14	$0.46	$0.45	$1.93
Diluted earnings per share	$0.14	$0.45	$0.44	$1.88
Cash dividends per share	$0.10	$0.07	$0.30	$0.17

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	March 31,	December 31,
	2014	2013
Interest income:
Loans receivable, net	$8,731	$9,085
Investment securities	82	86
FHLB – San Francisco stock	203	204
Interest-earning deposits	142	138
Total interest income	9,158	9,513

Interest expense:
Checking and money market deposits	94	96
Savings deposits	153	152
Time deposits	1,058	1,171
Borrowings	403	439
Total interest expense	1,708	1,858

Net interest income	7,450	7,655
Recovery for loan losses	(849)	(898)
Net interest income, after recovery for loan losses	8,299	8,553

Non-interest income:
Loan servicing and other fees	252	331
Gain on sale of loans, net	5,291	5,732
Deposit account fees	628	619
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	45	(82)
Card and processing fees	336	317
Other	239	227
Total non-interest income	6,791	7,144

Non-interest expense:
Salaries and employee benefits	8,811	8,912
Premises and occupancy	1,099	1,104
Equipment	435	474
Professional expenses	383	507
Sales and marketing expenses	418	391
Deposit insurance premiums and regulatory assessments	251	229
Other	1,156	1,254
Total non-interest expense	12,553	12,871

Income before taxes	2,537	2,826
Provision for income taxes	1,138	1,223
Net income	$1,399	$1,603

Basic earnings per share	$0.14	$0.16
Diluted earnings per share	$0.14	$0.16
Cash dividends per share	$0.10	$0.10

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
SELECTED FINANCIAL RATIOS:
Return on average assets	0.50%	1.59%	0.52%	2.20%
Return on average stockholders’ equity	3.70%	12.48%	3.89%	18.02%
Stockholders’ equity to total assets	13.33%	12.89%	13.33%	12.89%
Net interest spread	2.64%	2.64%	2.67%	2.76%
Net interest margin	2.74%	2.76%	2.76%	2.87%
Efficiency ratio	88.15%	67.06%	88.43%	59.77%
Average interest-earning assets to average
interest-bearing liabilities	113.35%	112.04%	113.62%	112.07%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.14	$0.46	$0.45	$1.93
Diluted earnings per share	$0.14	$0.45	$0.44	$1.88
Book value per share	$15.51	$15.07	$15.51	$15.07
Average shares used for basic EPS	9,792,560	10,548,566	10,060,730	10,668,165
Average shares used for diluted EPS	9,972,165	10,826,948	10,253,778	10,903,766
Total shares issued and outstanding	9,665,877	10,450,471	9,665,877	10,450,471

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$179,913	$369,884	$736,842	$1,262,590
Wholesale originations and purchases	173,805	420,198	753,560	1,396,782
Total loans originated and purchased for sale	$353,718	$790,082	$1,490,402	$2,659,372

LOANS SOLD:
Servicing released	$377,860	$904,900	$1,566,205	$2,696,370
Servicing retained	2,371	3,159	7,866	13,836
Total loans sold	$380,231	$908,059	$1,574,071	$2,710,206

	As of	As of	As of	As of	As of
	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$1,068	$1,202	$1,258	$2,111	$2,302
Allowance for loan losses	$10,024	$11,041	$12,105	$14,935	$16,826
Non-performing loans to loans held for investment, net	2.18%	2.27%	2.48%	2.90%	2.68%
Non-performing assets to total assets	1.71%	1.80%	1.88%	1.98%	1.84%
Allowance for loan losses to gross non- performing loans	55.55%	57.17%	58.57%	58.77%	73.01%
Allowance for loan losses to gross loans held for
investment	1.29%	1.44%	1.59%	1.96%	2.18%
Net charge-offs to average loans receivable (annualized)	0.08%	0.08%	0.82%	0.15%	0.49%
Non-performing loans	$16,807	$17,143	$18,552	$21,682	$20,195
Loans 30 to 89 days delinquent	$1,036	$-	$1,104	$363	$2,519

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13
Recourse (recovery) provision for loans sold	$(127)	$(70)	$(186)	$(191)	$27
Recovery from allowance for loan losses	$(849)	$(898)	$(942)	$(1,538)	$(517)
Net charge-offs	$168	$166	$1,888	$353	$1,187

	As of	As of	As of	As of	As of
	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	12.80%	12.56%	13.07%	13.12%	12.55%
Tier 1 risk-based capital ratio	19.96%	19.80%	20.82%	21.36%	20.76%
Total risk-based capital ratio	21.22%	21.06%	22.09%	22.64%	22.02%

	As of March 31,
	2014		2013
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$9,543	1.66%	$11,387	1.86%
U.S. government sponsored enterprise MBS	6,657	2.38	8,094	2.45
Private issue collateralized mortgage obligations	902	2.40	1,097	2.41
Total investment securities available for sale	$17,102	1.98%	$20,578	2.12%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$381,267	3.24%	$415,616	3.54%
Multi-family (5 or more units)	289,314	4.88	256,640	5.43
Commercial real estate	104,569	5.93	94,779	6.43
Construction	1,792	5.83	-	-
Commercial business	1,051	6.93	1,859	6.82
Consumer	324	9.17	448	8.42
Total loans held for investment	778,317	4.22%	769,342	4.53%

Undisbursed loan funds	(757)		-
Deferred loan costs, net	2,390		1,925
Allowance for loan losses	(10,024)		(16,826)
Total loans held for investment, net	$769,926		$754,441

Purchased loans serviced by others included above	$12,590	4.39%	$15,220	4.50%

DEPOSITS:
Checking accounts – non interest-bearing	$56,432	-%	$55,927	-%
Checking accounts – interest-bearing	207,217	0.14	210,807	0.14
Savings accounts	241,028	0.26	227,793	0.26
Money market accounts	25,264	0.29	27,381	0.30
Time deposits	377,565	1.11	413,192	1.30
Total deposits	$907,506	0.57%	$935,100	0.68%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of March 31,
(Dollars in Thousands)	2014		2013
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	10,000	2.93	-	-
Over three to nine months	-	-	50,000	4.09
Over nine months to one year	-	-	5,000	2.51
Over one year to two years	-	-	10,000	2.93
Over two years to three years	-	-	-	-
Over three years to four years	-	-	-	-
Over four years to five years	10,086	3.04	10,106	3.04
Over five years	31,361	3.22	31,399	3.23
Total borrowings	$51,447	3.13%	$106,505	3.55%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
SELECTED AVERAGE BALANCE	2014	2013	2014	2013
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$842,714	$964,154	$876,708	$1,016,543
Investment securities	17,461	20,838	18,243	21,749
FHLB – San Francisco stock	10,633	19,020	12,347	20,270
Interest-earning deposits	218,711	163,911	205,386	137,585
Total interest-earning assets	$1,089,519	$1,167,923	$1,112,684	$1,196,147
Total assets	$1,129,132	$1,224,132	$1,150,523	$1,245,356

Deposits	$909,713	$931,715	$917,991	$945,971
Borrowings	51,452	110,733	61,284	121,342
Total interest-bearing liabilities	$961,165	$1,042,448	$979,275	$1,067,313
Total stockholders’ equity	$151,176	$156,052	$154,947	$151,986

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.14%	4.27%	4.19%	4.36%
Investment securities	1.88%	2.02%	1.90%	2.02%
FHLB – San Francisco stock	7.64%	2.44%	6.64%	1.83%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	3.36%	3.63%	3.45%	3.80%

Deposits	0.58%	0.68%	0.61%	0.71%
Borrowings	3.18%	3.59%	3.23%	3.58%
Total interest-bearing liabilities	0.72%	0.99%	0.78%	1.04%

(1)	The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)	Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$7,664	$8,689	$6,771	$8,129	$9,304
Multi-family	926	1,077	1,157	1,236	900
Commercial real estate	2,757	1,929	3,765	3,218	1,958
Commercial business loans	5	13	15	7	34
Total	11,352	11,708	11,708	12,590	12,196

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,304	2,419	3,740	5,094	5,850
Multi-family	2,247	2,099	2,109	2,521	759
Commercial real estate	805	810	880	1,354	1,227
Commercial business loans	99	107	115	123	163
Total	5,455	5,435	6,844	9,092	7,999

Total non-performing loans	16,807	17,143	18,552	21,682	20,195

Real estate owned, net	2,406	3,291	3,172	2,296	2,227
Total non-performing assets	$19,213	$20,434	$21,724	$23,978	$22,422

Restructured loans on accrual status:
Mortgage loans:
Single-family	$1,630	$384	$815	$434	$2,575
Multi-family	-	-	-	-	2,755
Total	$1,630	$384	$815	$434	$5,330

The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.